Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON NEWPORT BEACH NEW YORK	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

June 5, 2009

PICO Holdings, Inc.

875 Prospect Street, Suite 301

La Jolla, CA 92037

RE:	Registration of Securities of PICO Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to PICO Holdings, Inc., a California corporation (the “Company”), in connection with the issuance of 3,055,556 shares of the common stock, $0.001 par value per share, of the Company (the “Common Stock”), and up to an additional 458,333 shares of Common Stock issuable upon the exercise of an over-allotment option granted to ThinkEquity LLC (collectively, the “Shares”) pursuant to that certain Underwriting Agreement, dated June 4, 2009 (the “Agreement”), between the Company and ThinkEquity LLC, as underwriter. The Shares are being issued pursuant to a Registration Statement on Form S-3, File No. 333-147547 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for purposes of registering the sale of up to an aggregate of $400,000,000 of common stock, debt securities and warrants of the Company under the Securities Act of 1933, as amended (the “Securities Act”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.

On the basis of such examination and subject to the limitations and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Agreement and the book-entry of the Shares by the transfer agent for the Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 5, 2009 and to the reference to this firm under the heading “Legal Matters” in the prospectus dated June 4, 2009 constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP